EXHIBIT 12.1

                              PENINSULA GAMING, LLC
                Computation of Ratio of Earnings to Fixed Charges
                 (amounts in thousands except ratio information)




                                                              THREE MONTHS ENDED
EARNINGS:                                                        MARCH 31, 2004
----------------------------------------------------------    ------------------

Total earnings                                                       $(2,621)

Fixed charges:

Interest charges (including capitalized interest
  and interest expense related to preferred
  members' interest                                                    7,177

Amortization of deferred financing costs and bond
  discount                                                               810

Total fixed charges                                                    7,987

Capitalized interest                                                    (204)

Earnings as adjusted                                                  $5,162

Ratio of earnings to fixed charges                                       0.6x*
                                                                     ========
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*  Earnings were insufficient to cover fixed charges for the three months ended March 31, 2004 by $2.8 million.